Exhibit 99.1

For more information:

Joe Zanco, President and CEO

(337) 948-3033

For Immediate Release

Release Date: November 13, 2023

Catalyst Bank Names Don Ledet Chief Risk Officer

Opelousas, Louisiana – Catalyst Bank (the “Bank”) today announced that veteran banker Don Ledet has joined our leadership team as Chief Risk Officer (“CRO”). As CRO, he will lead the credit, compliance, special assets, and facilities management functions of the Bank. Ledet most recently led Retail Market Support for First Horizon. Over the past two decades, he held pivotal leadership roles at Iberiabank in such areas as digital banking, deposit products, operations, and bank secrecy act compliance. During his tenure, he also coordinated and led the retail integration and conversion of Iberiabank’s 20-plus acquisitions.

“Don is an exceptional leader who earns the respect of his colleagues by improving products and processes, and through building the people around him,” said Joe Zanco, President and Chief Executive Officer of Catalyst Bancorp, Inc. (“the Company”) and the Bank. “His vast banking knowledge and extensive mergers and acquisitions experience position us for tremendous growth in the coming years.”

About Catalyst Bancorp, Inc. and Catalyst Bank

Catalyst Bancorp, Inc. (Nasdaq: CLST) is a Louisiana corporation and registered bank holding company for Catalyst Bank, its wholly-owned subsidiary, with $257.9 million in assets at September 30, 2023. Catalyst Bank, formerly St. Landry Homestead Federal Savings Bank, has been in operation in the Acadiana region of south-central Louisiana for over 100 years. With a focus on fueling business and improving lives throughout the region, Catalyst Bank offers commercial and retail banking products through our six full-service branches located in Carencro, Eunice, Lafayette, Opelousas, and Port Barre.

To learn more about Catalyst Bancorp and Catalyst Bank, visit www.catalystbank.com.

Forward-looking Statements

This press release contains certain forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Catalyst Bancorp, Inc. and Catalyst Bank, and changes in the securities markets.  Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations, or events.